Filed Pursuant to Rule 433

Registration No. 333-190954

Final Term Sheet

February 5, 2014

VERIZON COMMUNICATIONS INC.

€1,750,000,000 2.375% Notes due 2022

€1,250,000,000 3.25% Notes due 2026

£850,000,000 4.75% Notes due 2034

Issuer:	Verizon Communications Inc.

Title of Securities:	2.375% Notes due 2022 (“Euro Notes due 2022”)
3.25% Notes due 2026 (“Euro Notes due 2026” and, together with the Euro Notes due 2022, the “Euro Notes”)
4.75% Notes due 2034 (the “Sterling Notes” and, together with the Euro Notes, the “Notes”)

Trade Date:	February 5, 2014

Settlement Date (T+5):	February 12, 2014

Maturity Date:	Euro Notes due 2022: February 17, 2022
Euro Notes due 2026: February 17, 2026
Sterling Notes: February 17, 2034

Aggregate Principal Amount Offered:	Euro Notes due 2022: €1,750,000,000
Euro Notes due 2026: €1,250,000,000
Sterling Notes: £850,000,000

Price to Public (Issue Price):	Euro Notes due 2022: 99.496% plus accrued interest, if any, from February 12, 2014
Euro Notes due 2026: 99.882% plus accrued interest, if any, from February 12, 2014
Sterling Notes: 99.607% plus accrued interest, if any, from February 12, 2014

Pricing Benchmark:	Euro Notes due 2022: 8-year EUR mid-swap
Euro Notes due 2026: 12-year EUR mid-swap
Sterling Notes: UKT 4.25% due 2032

Benchmark Yield:	Euro Notes due 2022: 1.565%
Euro Notes due 2026: 2.082%
Sterling Notes: 3.275%

Re-offer Spread vs.
Pricing Benchmark:	Euro Notes due 2022: MS + 88 bps
Euro Notes due 2026: MS + 118 bps
Sterling Notes: G + 145 bps

Re-offer Yield (annual):	Euro Notes due 2022: 2.445%
Euro Notes due 2026: 3.262%
Sterling Notes: 4.781%

Government Benchmark:	Euro Notes due 2022: DBR 2.00% due January 2022
Euro Notes due 2026: DBR 1.75% due February 2024
Sterling Notes: UKT 4.25% due June 2032

Re-offer Spread vs.
Government Benchmark:	Euro Notes due 2022: B + 122.1 bps
Euro Notes due 2026: B + 162.8 bps
Sterling Notes: G + 145.0 bps

Proceeds to Company:	Euro Notes due 2022: €1,735,492,500
Euro Notes due 2026: €1,243,837,500
Sterling Notes: £842,622,000

Interest Payment Dates:	Euro Notes due 2022: Annually in arrears on each February 17, commencing February 17, 2015 (long first interest payment)
Euro Notes due 2026: Annually in arrears on each February 17, commencing February 17, 2015 (long first interest payment)
Sterling Notes: Annually in arrears on each February 17, commencing February 17, 2015 (long first interest payment)

Denominations:	Euro Notes: Minimum of €100,000 and integral multiples of €1,000 in excess thereof
Sterling Notes: Minimum of £100,000 and integral multiples of £1,000 in excess thereof

Optional Redemption:	Euro Notes due 2022: Make-whole call at any time at the greater of 100% of the principal amount of the Euro Notes due 2022 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 20 basis points plus accrued and unpaid interest to, but excluding, the date of redemption

Euro Notes due 2026: Make-whole call at any time at the greater of 100% of the principal amount of the Euro Notes due 2026 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 25 basis points plus accrued and unpaid interest to, but excluding, the date of redemption

Sterling Notes: Make-whole call at any time at the greater of 100% of the principal amount of the Sterling Notes being redeemed or the discounted present value at the Comparable Government Bond Rate plus 25 basis points plus accrued and unpaid interest to, but excluding, the date of redemption

Allocation:

	Principal Amount of Euro Notes due 2022	Principal Amount of Euro Notes due 2026	Principal Amount of Sterling Notes
Banco Santander, S.A.	€350,000,000	€250,000,000	£170,000,000
Credit Suisse Securities (Europe) Limited	350,000,000	250,000,000	170,000,000
Deutsche Bank AG, London Branch	350,000,000	250,000,000	170,000,000
The Royal Bank of Scotland plc	350,000,000	250,000,000	170,000,000
Lloyds Bank plc	140,000,000	100,000,000	68,000,000
Mizuho International plc	140,000,000	100,000,000	68,000,000
CastleOak Securities, L.P.	18,025,000	12,875,000	8,755,000
Muriel Siebert & Co., Inc.	18,025,000	12,875,000	8,755,000
The Williams Capital Group, L.P.	18,025,000	12,875,000	8,755,000
Blaylock Robert Van, LLC	15,925,000	11,375,000	7,735,000

	€1,750,000,000	€1,250,000,000	£850,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated February 5, 2014, Prospectus dated February 5, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. at +44 20-7756-6802, Credit Suisse Securities (Europe) Limited at +44 020-7888-4021, Deutsche Bank AG, London Branch at 1-800-503-4611 or The Royal Bank of Scotland plc at +44 20-7085-4154.

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